AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 22nd day of September, 2011, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series listed on Exhibit V attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit V, the funds and fees of the O’Shaughnessy Funds, is hereby superseded and replaced with Exhibit V attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Exhibit V to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series
O'Shaughnessy Small/Mid Cap Growth Fund
O'Shaughnessy Enhanced Dividend Fund
O'Shaughnessy All Cap Core Fund
O'Shaughnessy Global Equity Fund
O'Shaughnessy International Equity Fund
O’Shaughnessy Tactical Asset Allocation Fund

FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES FEE SCHEDULE at June, 2010
Domestic and International Funds
Annual Fee Based Upon Assets Per Fund Complex*
$[  ] on the first $[  ] million (includes [  ] funds with one class) - Discount of [  ]% in the first [  ] months and [  ]% for the next [  ] months and [  ]% in year [  ]. Additional funds, above the first [  ] at $ [  ] each

        [  ] basis points on the next $[  ] million
        [  ] basis points on the balance above $[  ] billion

Additional Classes
▪ $[  ] for each additional class of shares
Advisor Information Source Web Portal
▪ $[  ] /fund per month
▪ Specialized projects will be analyzed and an estimate will be provided prior to work being performed
SEC §15(c) Reporting
▪ $[  ] /fund per report – first class
▪ $[  ] /additional class report
Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.
Additional Services
Available but not included above are the following services – multiple classes, legal administration, daily fund compliance testing, and daily performance reporting.
Chief Compliance Officer (CCO) Annual Fee*
▪ $[  ] /year per fund, regardless of the number of classes assuming [  ] funds
Out-Of-Pocket Expenses
Including but not limited to CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Fees are billed monthly.
*NOT Subject to annual CPI increase, Milwaukee MSA.

No advisor signature required as the fund administration fees are not changing at September 22, 2011.